Exhibit 2





                      PLAN AND AGREEMENT OF REORGANIZATION

                                      AMONG

                         ARROW CARS INTERNATIONAL, INC.

                                       AND

                                  ARROW CARS SL

                                       AND

                             CERTAIN STOCKHOLDERS OF

                                  ARROW CARS SL

                              DATED: APRIL 1, 2012

                                TABLE OF CONTENTS

Plan and Agreement of Reorganization.......................................... 3

Plan of Reorganization........................................................ 3

Agreement..................................................................... 3

Section 1 - Transfer of Shares................................................ 3

Section 2 - Issuance of Exchange Stock to AC Stockholders..................... 3

Section 3 - Closing........................................................... 4

Section 4 - Representations and Warranties by AC and Certain Stockholders......6

Section 5 - Representations and Warranties by ACI Inc.........................10

Section 6 - Access and Information............................................13

Section 7 - Covenants of AC  and Certain Stockholders.........................14

Section 8 - Covenants of AC...................................................15

Section 9 - Additional Covenants of the Parties...............................16

Section 10 - Non-Survival of Representations, Warranties and Covenants........17

Section 11 - Conditions Precedent to Obligations of Parties...................17

Section 12 - Termination, Amendment, Waiver...................................20

Section 13 - Miscellaneous....................................................21

Exhibit List..................................................................24

                      PLAN AND AGREEMENT OF REORGANIZATION

     This Plan and Agreement of Reorganization ("Agreement") is entered into on this 4TH DAY OF APRIL 2012 by and between ARROW CARS INTERNATIONAL, INC., a Florida corporation ("ACI INC"), and ARROW CARS SL a Spanish Limited Company ("AC"), and JEREMY DEAN HARRIS, BEVERLY LOUISE HARRIS, NICHOLAS PAUL HILL AND SERGIO PEREZ CONEJO stockholders of AC ("STOCKHOLDERS" OR "AC STOCKHOLDERS") as of the date this Agreement is executed.

                             PLAN OF REORGANIZATION

     ARROW CARS INTERNATIONAL, INC ("ACI INC") will acquire up to 100% of ARROW CARS SL ("AC") issued and outstanding registered shares in exchange for 27,000,000 COMMON SHARES of ARROW CARS INTERNATIONAL, INC's common stock, $0.001 par value (the "Exchange Stock"). Upon the consummation of the exchange transaction and the issuance and transfer of the Exchange Stock as set forth in
Section 2 herein below, AC'S STOCKHOLDERS will hold approximately 90% of the then outstanding common stock of ACI INC representing a controlling interest in ACI Inc. The Exchange Transaction will result in AC becoming a wholly-owned subsidiary of ACI INC.

                                    AGREEMENT

                                    SECTION 1

                               TRANSFER OF SHARES

1.1 All Stockholders of AC (the "Stockholder" or the "AC Stockholders"), as of the date of Closing as such term is defined in Section 3 herein (the "Closing" or the "Closing Date"), shall transfer, assign, convey and deliver to ACI INC on the Closing Date, certificates representing ONE HUNDRED PERCENT (100%) of the issued and outstanding AC registered shares or such lesser percentage as shall be acceptable to ARROW CARS INTERNATIONAL, INC. The transfer of the AC
Stockholder registered shares shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the AC Stockholder and ACI INC shall have otherwise agreed in writing.

                                    SECTION 2

                  ISSUANCE OF EXCHANGE STOCK TO AC STOCKHOLDER

2.1 As consideration for the transfer, assignment, conveyance and delivery of the AC Stockholder registered shares hereunder; ACI INC shall, at the Closing issue to the AC Stockholder, certificates representing 27,000,000 SHARES of ACI INC common stock. The parties intend that the Exchange Shares being issued will be used to acquire all outstanding AC registered shares on the basis of 8,982 SHARES of ACI INC common stock in exchange for each ONE (1) SHARE of AC registered share.

2.2 The issuance of the Exchange Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the AC Stockholder and ACI INC shall have otherwise agreed in writing. As provided herein, and immediately prior to the Closing, ACI INC shall have issued and outstanding: (i) not more than 3,000,000 SHARES OF COMMON STOCK; and (ii) shall have no preferred stock or other securities issued and outstanding.

2.3 None of the Exchange Stock issued to the AC Stockholder, nor any of the AC registered shares transferred to ACI INC hereunder shall, at the time of Closing, be registered under federal securities laws but, rather, shall be issued pursuant to an exemption there from and be considered "restricted stock" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). All of such shares shall bear a legend worded substantially as follows:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND ARE `RESTRICTED SECURITIES' AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY."

The respective transfer agents of ACI INC and AC Stockholder shall annotate their records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement for ACI INC to register the Exchange Stock under the Act, nor shall AC or the Stockholder be required to register any AC registered shares under the Act.

                                    SECTION 3

                                     CLOSING

3.1 Closing of Transaction. Subject to the fulfillment or waiver of the conditions precedent set forth in Section 11 hereof, the Closing shall take place on the Closing Date at the Offices of GLOBAL EQUITY INTERNATIONAL INC. in San Pedro de Alcantara (Malaga), at 10:00 A.M., local time, or at such other time on the Closing Date as AC and ACI INC may mutually agree in writing.

3.2 Closing Date. The Closing Date of the Exchange shall take place on or before APRIL 4, 2012, or such later date upon which AC and ACI INC may mutually agree in writing, or as extended pursuant to subsection 12.1(b) herein below.

3.3 Deliveries at Closing.

     (a)  AC shall deliver or cause to be delivered to ACI INC at Closing:

          (1) Certificates representing all shares, or an amount of shares acceptable to ARROW CARS INTERNATIONAL, INC, of the AC Stockholder's registered shares as described in Section 1, each endorsed in blank by the registered owner;

          (2)  An  agreement  from  the  Stockholder   surrendering  his  shares
               agreeing to a restriction on the transfer of the Exchange Stock as described in Section 2 hereof;

          (3) A copy of a consent of AC's board of directors authorizing AC to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit A;

          (4) A copy of a CERTIFICATE OF GOOD STANDING for AC issued not more than thirty (10) days prior to Closing by the Malaga (Spain) Registrar;

          (5) Articles of Incorporation and Bylaws of AC certified as of the Closing Date by the President and Secretary of AC; and

          (6) Such other documents, instruments or certificates as shall be reasonably requested by ACI INC or its counsel.

     (b)  ACI INC shall deliver or cause to be delivered to AC at Closing:

          (1) A copy of a consent of ACI INC board of directors authorizing NEWCO to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit B;

          (2) A copy of a CERTIFICATE OF GOOD STANDING for ACI INC issued not more than ten (10) days prior to Closing by the SECRETARY OF STATE OF FLORIDA;

          (3) Stock certificate(s) or a computer listing from ACI INC transfer agent representing the Exchange Stock to be newly issued by ACI INC under this Agreement, which certificates shall be in the name of the AC STOCKHOLDERS, in the amount of 27,000,000 shares;

          (4) Articles of Incorporation and Bylaws of ACI INC certified as of the Closing Date by the President and Secretary of ARROW CARS INTERNATIONAL, INC;

          (5) Such other documents, instruments or certificates as shall be reasonably requested by AC or its counsel.

3.4 Filings; Cooperation.

     (a) Prior to the Closing, the parties shall proceed with due diligence and in good faith to make such filings and take such other actions as may be necessary to satisfy the conditions precedent set forth in Section 11 below.

     (b) On and after the Closing Date, ARROW CARS INTERNATIONAL, INC, ARROW CARS SL and the ARROW CARS SL'S STOCKHOLDERS shall, on request and without further consideration, cooperate with one another by furnishing or using their best efforts to cause others to furnish any additional information and/or executing and delivering or using their best efforts to cause others to execute and deliver any additional documents and/or instruments, and doing or using their best efforts to cause others to do any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

                                    SECTION 4

                        REPRESENTATIONS AND WARRANTIES BY
                           AC AND CERTAIN STOCKHOLDERS

4.1 Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to ARROW CARS INTERNATIONAL, INC), AC and those Stockholders listed on Exhibit "A" represent and warrant to ACI INC as follows:

     (a) Organization and Good Standing of AC. The Certificate of Incorporation of AC and all Amendments thereto as presently in effect, and the Memorandum of Association of AC as presently in effect, both of which shall be certified by the President and Secretary of AC, have been delivered to NEWCO and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

     (b) Capitalization. AC's authorized capital consists of 3,006 SHARES OF REGISTERED SHARES, PAR VALUE $ 1.3473 USD (1.00 EURO) at the date of closing, of which 27,000,000 registered shares are issued and outstanding prior to the Closing Date, (defined as "AC Shares"), and held of record by five stockholders, who are mostly residents of Spain. All such outstanding registered shares are validly issued, paid and non-assessable. There are no other outstanding securities including options and warrants outstanding. All securities issued by AC as of the date of this Agreement have been issued in compliance with all APPLICABLE LAWS OF THE FLORIDA. Except as set forth in
          Schedule 4.1(b), no other equity securities or debt obligations of AC are authorized, issued or outstanding.

     (c) Subsidiaries. Except as set forth in Schedule 4.1 (c), AC has no subsidiaries or other investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind.

     (d) Financial Statements. AC will deliver to ARROW CARS INTERNATIONAL, INC, prior to Closing, a copy of AC's unaudited, financial statements for the year ended DECEMBER 31, 2010 AND 2011 AND ALSO THE FINANCIAL STATEMENTS FOR THE THREE (3) MONTHS ENDED MARCH 31, 2012, if required, which will be true and complete and will have been prepared in conformity with generally accepted accounting principles. Other than changes in the usual and ordinary conduct of the business since DECEMBER 31, 2011, there have not been and, at the Closing Date, there will be no material adverse changes in such financial statements.

     (e) Absence of Undisclosed Liabilities. AC has no liabilities which are not adequately reflected or reserved against in the AC Financial Statements or otherwise reflected in this Agreement and AC shall not have as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after DECEMBER 31, 2011, and would be individually or in the aggregate, material to the results of operations or financial condition of AC as of the Closing Date.

     (f) Litigation. Except as disclosed in Schedule 4.1(f), there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against AC or its properties. Except as disclosed in Schedule 4.1(f), there are no actions, suits or proceedings pending, or, to the knowledge of AC, threatened against or affecting AC or its affiliated companies, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with the business, operations or affairs of AC or its affiliated company which might result in any material adverse change in the operations or financial condition of AC, or which might prevent or materially impede the consummation of the transactions under this Agreement.

     (g) Compliance with Laws. To the best of its knowledge, the operations and affairs of AC do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial conditions or operations of AC.

     (h) Absence of Certain Changes. Except as set forth in Schedule 4.1(h), or otherwise disclosed in writing to ARROW CARS INTERNATIONAL, INC, since DECEMBER 31, 2011:

          (i)  AC has not entered into any material transactions;

          (ii) There has been no change in financial or other condition, business, property, prospects, assets or liabilities of AC as shown on the AC Financial Statement, other than changes that both individually and in the aggregate do not have a consequence that is materially adverse to such condition, business, property, prospects, assets or liabilities;

          (iii)There has been no damage to, destruction of or loss of any of the properties or assets of AC (whether or not covered by insurance) materially and adversely affecting the financial or other condition, business, property, prospects, assets or liabilities of AC;

          (iv) AC has not declared, or paid any dividend or made any distribution on its capital stock, redeemed, purchased or otherwise acquired any of its capital stock, granted any options to purchase shares of its stock, or issued any shares of its capital stock;

          (v) There has been no material change, except in the ordinary course of business, in the contingent obligations of AC by way of guaranty, endorsement, indemnity, warranty or otherwise;

          (vi) There have been no loans made by AC to its employees, officers or directors;

          (viii) There has been no extraordinary increase in the compensation of any of AC's employees;

          (ix) There has been no agreement or commitment by AC to do or perform any of the acts described in this Section 4.1(h); and

          (x) There has been no other event or condition of any character, which might reasonably be expected either to result in a material and adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of AC or to impair materially the ability of AC to conduct the business now being conducted.

     (i) Employees. There are, except as disclosed in Schedule 4.1(i), no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements or arrangements between AC and any of its directors, officers or employees and there is no employment, consulting, severance or indemnification arrangements, agreements or understandings between AC on the one hand, and any current or former directors, officers or employees of AC on the other hand.

     (j) Assets. All of the assets reflected on the DECEMBER 31, 2011 ARROW CARS SL FINANCIAL Statements or acquired and held as of the Closing Date, will be owned by AC on the Closing Date. Except as set forth in
          Schedule 4.1(j), AC owns outright and has good and marketable title, or holds valid and enforceable leases, to all of such assets. None of AC's equipment used by AC in connection with its business has any material defects and all of them are in all material respects in good operating condition and repair, and are adequate for the uses to which they are being put; none of AC's equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repair. AC represents that, except to the extent disclosed in Schedule 4.1(j) to this Agreement or reserved against on its balance sheet as of September 30, 2011, it is not aware of any accounts and contracts receivable existing that in its judgment would be uncollectible.

     (k) Tax Matters. All federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of AC have been timely filed. Since DECEMBER 31, 2011 AC has not incurred any material liabilities with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of AC. On the date of this Agreement, AC is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed.

     (l)  Operating  Authorities.  To  the  best  knowledge  of AC,  AC has  all material operating authorities, governmental certificates and licenses, permits, authorizations and approvals ("Permits") required to be able to conduct its business as presently conducted. Such Permits are set forth on Schedule 4.1(l). Since AC's inception, there has not been any notice or adverse development regarding such Permits; such Permits are in full force and effect; no material violations are or have been recorded in respect of any permit; and no proceeding is pending or threatened to revoke or limit any Permit.

     (m) Continuation of Key Management. To the best knowledge of AC, all key management personnel of AC intend to continue their employment with AC after the Closing. For purposes of this subsection 4.1(m), "KEY MANAGEMENT PERSONNEL" shall include MR. JEREMY HARRIS AND MR. SERGIO PEREZ CONEJO.

     (n) Books and Records. The books and records of AC are complete and correct, are maintained in accordance with good business practice and accurately present and reflect, in all material respects, all of the transactions therein described, and there have been no transactions involving AC which properly should have been set forth therein and which have not been accurately so set forth.

     (o) Authority to Execute Agreement. The Board of Directors of AC, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by AC of this Agreement, and has duly authorized each of the transactions hereby contemplated. AC has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof.

          AC has taken all actions required by law, its Certificate of Incorporation, as amended, or otherwise to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon AC and the stockholder in accordance with its terms. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as amended, of AC, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to AC.

     (p) Finder's Fees. AC is not, and on the Closing Date will not be liable or obligated to pay any finder's, agent's or broker's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

4.2 Disclosure. At the date of this Agreement, AC and the Stockholders have, and at the Closing Date they will have, disclosed all events, conditions and facts materially affecting the business and prospects of AC. AC and the Stockholder have not now and will not have at the Closing Date, withheld knowledge of any such events, conditions or facts which they know, or have reasonable grounds to know, may materially affect AC's business and prospects. Neither this Agreement nor any certificate, exhibit, schedule or other written document or statement, furnished to ACI INC by AC and/or by the Stockholders in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

                                    SECTION 5

                     REPRESENTATIONS AND WARRANTIES BY NEWCO

5.1 Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to AC), ACI INC represents and warrants to AC and the Stockholder as follows:

     (a) Organization and Good Standing. ACI INC is currently a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to own or lease its properties and to carry on its business as now being conducted and as proposed to be conducted. ACI INC is qualified to conduct business as a foreign corporation in no other jurisdiction, and the failure to so qualify in any other jurisdiction does not materially, adversely affect the ability of ACI INC to carry on its business as most recently conducted. The Articles of Incorporation of ACI INC and all amendments thereto as presently in effect, and the Bylaws of ACI INCas presently in effect, both of which shall be certified by the President and Secretary of ARROW CARS INTERNATIONAL Inc, have been delivered to AC and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

     (b) Capitalization. V's authorized capital stock is 100,000,000 shares consisting of (i) Common shares of $0.001 par value common stock, defined above as " ACI INC Common Stock", of which not more than 3,000,000 will be issued and outstanding, prior to Closing Date and held of record by ONE shareholder and (ii) no shares of $0.001 par value Preferred stock, of which no such shares are outstanding. Except as set forth in Schedule 5.1(b), no other equity securities or debt obligations of ACI INC are authorized, issued or outstanding and as of the Closing, there will be no other outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the ACI INC Common Stock, and there will be no outstanding security of any kind convertible into ACI INC Common Stock. The shares of ACI INC Common Stock are free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature that would inhibit or prevent or otherwise interfere with the transactions contemplated hereby. All of the outstanding ACI INC Common Stock is validly issued, fully paid and non- assessable and there are no voting trust agreements or other contracts, agreements or arrangements restricting or affecting voting or dividend rights or transferability with respect to the outstanding shares of ACI INC Common Stock.

     (c) Issuance of Exchange Stock. All of the ACI INC Common Stock to be issued to or transferred to AC STOCKHOLDER pursuant to this Agreement, when issued, transferred and delivered as provided herein, will be duly authorized, validly issued, fully paid and non-assessable, and will be free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature, except those restrictions imposed by State or Federal corporate and securities regulations.

     (d)  No Violation. Neither the execution and delivery of this Agreement nor
          the   consummation  of  the  transactions   contemplated   hereby  nor
          compliance by ACI INCwith any of the provisions hereof will:

          (1) Violate or conflict with, or result in a breach of any provisions of, or constitute a default ( or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of ACI INC or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which ACI INC is a party, or by which it or its properties or assets may be bound or affected; or

          (2) Violate any order, writ, injunction or decree, or any statute, rule, permit, or regulation applicable to ACI INC or any of its properties or assets.

     (e) Subsidiaries. ACI INC has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

     (f) Absence of Undisclosed Liabilities. Except as disclosed in ARROW CARS INTERNATIONAL INC's Financial Statements, ACI INC did not have, as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred since inception, MARCH 8, 2012 and would be individually or in the aggregate, material to the results of operation or financial condition of ARROW CARS INTERNATIONAL INC.

     (g) Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against ACI INC or its properties. There are no actions, suits or proceedings pending, or, to the knowledge of ARROW CARS INTERNATIONAL INC, threatened against or relating to ARROW CARS INTERNATIONAL INC. ACI INC is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality; and ACI INC has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it, if any.

     (h) Contracts. ACI INC is not a party to any written or oral commitment for capital expenditures except as contemplated by this Agreement. ACI INC is not a party to, nor is its property bound by any written or oral, express or implied, agreement, contract or other contractual obligation including, without limitation, any real or personal property leases, any employment agreements, any consulting agreements any personal services agreements or any other agreements that require ACI INC to pay any money or deliver any assets or services. ACI INC has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements or other documents to which it was a party.

     (i) Authority to Execute Agreement. The Board of Directors of ACI INC, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by ACI INC of this Agreement and the Exchange Stock, and has duly authorized each of the transactions hereby contemplated. ACI INC has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. ACI INC has taken all the actions required by law, its Articles of Incorporation, as amended, its Bylaws, as amended, applicable state law or otherwise to authorize the execution and delivery of the Exchange Stock pursuant to the provisions hereof. This Agreement is valid and binding upon ACI INC in accordance with its terms.

     (j) Finder's Fees. ACI INC is not, and on the Closing Date, will not be liable or obligated to pay any finder's, agent's or broker's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

     (k) Books and Records. The books and records of ACI INC are complete and correct, are maintained in accordance with good business practice and accurately present and reflect in all material respects, all of the transactions therein described and there have been no transactions involving ACI INC which properly should have been set forth therein and which have not been accurately so set forth.

5.2 Disclosure. ACI INC has and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of ACI INC. ACI INC has not now and will not have at the Closing Date, withheld knowledge of any such events, conditions and facts which it knows, or has reasonable grounds to know, may materially affect ACI INC's business and prospects. Neither this Agreement, nor any certificate, exhibit, schedule or other written document or statement, furnished to AC or the AC Stockholder by ACI INC in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

                                    SECTION 6

                             ACCESS AND INFORMATION

6.1 As to Arrow Cars SL "AC". Subject to the protections  provided by subsection
9.4 herein, AC shall give to ACI INC and to ACI INC's counsel, accountants and other representatives full access during normal business hours throughout the period prior to the Closing, to all of AC's properties, books, contracts, commitments, and records, including information concerning products and patents held by, or assigned to, AC, and furnish ACI INC during such period with all such information concerning AC's affairs as ACI INC reasonably may request.

6.2 As to NEWCO. Subject to the protections provided by subsection 9.4 herein, ACI INC shall give to AC, the AC STOCKHOLDERs and their counsel, accountants and other representatives, full access, during normal business hours throughout the period prior to the Closing, to all of ACI INC's properties, books, contracts, commitments, and records, if any, and shall furnish AC and the AC Stockholders during such period with all such information concerning ACI INC's affairs as AC and the AC STOCKHOLDERS reasonably may request.

                                    SECTION 7

                         COVENANTS OF AC AND STOCKHOLDER

7.1 No Solicitation. For a period of forty-five (45) days from the date of this Agreement, AC and the Stockholders, to the extent within the Stockholder's control, will use their best efforts to cause its officers, employees, agents and representatives not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or indirectly to solicit, encourage, or initiate any discussions with, to, any person or entity other than ACI INC and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving AC, or any sale of any of its common stock or of the common stock held by the Stockholders in excess of fifty percent (50%) of such Stockholder's current stock holdings except as otherwise disclosed in this Agreement. AC will notify ACI INC immediately upon receipt of an inquiry, offer, or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of AC business, or providing information to government authorities.

7.2 Conduct of Business Pending the Transaction. AC and the Stockholder, covenant and agree with ACI INC that, prior to the consummation of the transaction called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless NEWCO shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, AC and the Stockholder, will comply with each of the following:

     (a) Its business shall be conducted only in the ordinary and usual course. AC shall use reasonable efforts to keep intact its business organization and good will, keep available the services of its respective officers and employees, and maintain good relations with suppliers, creditors, employees, customers, and others having business or financial relationships with it, and it shall immediately notify ACI INC of any event or occurrence which is material to, and not in the ordinary and usual course of business of AC.

     (b) It shall not (i) amend its Certificate of Incorporation or Memorandum of Association or (ii) split, combine, or reclassify any of its outstanding securities, or declare, set aside, or pay any dividend or other distribution on, or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock or property.

     (c) It shall not (i) issue or agree to issue any additional securities or rights of any kind to acquire any securities, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement.

     (d) It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

     (e) It shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (a) through (d) above.

     (f) It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

     (g) It will comply with all laws and regulations applicable to it and its operations.

                                    SECTION 8

                    COVENANTS OF ARROW CARS INTERNATIONAL INC

8.1 No Solicitation. For a period of forty-five (45) days from the date of this Agreement, ACI INCwill not discuss or negotiate with any other corporation, firm or other person or entertain or consider any inquiries or proposals relating to the possible disposition of its shares of capital stock, or its assets, and will conduct business only in the ordinary course. Notwithstanding the foregoing, NEWCO shall be free to engage in activities mentioned in the preceding sentence, which are designed to further the mutual interests of the parties to this Agreement.

8.2 Conduct of the ACI Inc Pending Closing. ACI INC covenants and agrees with AC that, prior to the consummation of the transactions called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless AC shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, ACI INC will comply with each of the following.

     (a) No change will be made in ARROW CARS INTERNATIONAL INC's Articles of Incorporation or Bylaws, except for a name change, or in ARROW CARS INTERNATIONAL INC's authorized or issued shares of stock, except as contemplated in this Agreement or as may be first approved in writing by AC.

     (b) No dividends shall be declared, no stock options granted and no employment agreements shall be entered into with officers or directors in ARROW CARS INTERNATIONAL INC, except as may be first approved in writing by AC.

     (c) It shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of its capital stock of any class, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement.

     (d) It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

     (e) It shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee, or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice, or with the written approval of ARROW CARS INTERNATIONAL INC.

     (f) It shall not sell lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for:
          (i) sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice; (ii) liens for taxes not yet due; (iii) liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or (iv) as specifically provided for or permitted in this Agreement.

     (g) It shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (a) through (f) above.

     (h) It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

     (i) It will comply with all laws and regulations applicable to it and its operations.

                                    SECTION 9

                       ADDITIONAL COVENANTS OF THE PARTIES

9.1 Cooperation. Both ARROW CARS SL "AC" and ACI INC will cooperate with each other and their respective counsel, accountants and agents in carrying out the transaction contemplated by this Agreement, and in delivering all documents and instruments deemed reasonably necessary or useful by the other party. Furthermore, both AC and ACI INC shall collaborate on the preparation and dissemination of an offer, which the Board of Directors of AC shall approve and recommend, to the AC Stockholders, to exchange his outstanding common stock of AC for shares of ACI INC Common Stock.

9.2 Expenses. Each of the parties hereto shall pay all of its respective costs and expenses (including attorneys' and accountants' fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

9.3 Publicity. Prior to the Closing, any written news releases or public disclosure by either party pertaining to this Agreement shall be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that (a) such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

9.4 Confidentiality. While each party is obligated to provide access to and furnish information in accordance with Section 6 herein, it is understood and agreed that such disclosure and information subsequently obtained as a result of such disclosures are proprietary and confidential in nature. Each party agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director or key employee thereof, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry in conjunction with the transaction contemplated by this Agreement. Upon request of any party, a confidentiality agreement, acceptable to the disclosing party, will be executed by any person selected to receive such proprietary information, prior to receipt of such information.

                                   SECTION 10

                        NON-SURVIVAL OF REPRESENTATIONS,
                            WARRANTIES AND COVENANTS

10.1 None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive after six
(6) months from the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Section 10.

                                   SECTION 11

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

11.1 Conditions to Obligations of the Parties. The obligations of ARROW CARS INTERNATIONAL INC, AC AND THE STOCKHOLDERS shall be subject to the fulfillment, on or prior to the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Sections 4 and 5 herein, and fulfillment, prior to Closing, of each of the following conditions:

     (a) All representations and warranties made by the AC STOCKHOLDERS and ACI INCin this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

     (b) AC STOCKHOLDERS and ACI INC shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing.

     (c) All material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

     (d) The Closing shall not violate any permit or order, decree or judgment of any court or governmental body having competent jurisdiction and there shall not have been instituted any legal or administrative action or proceeding to enjoin the transaction contemplated hereby or seeking damages from any party with respect thereto.

11.2 Conditions to Obligations of Arrow Cars International Inc. The obligations of ACI INC to consummate the transactions contemplated herein are subject to satisfaction (or waiver by it) of the following conditions:

     (a) The AC STOCKHOLDERS acquiring Exchange Stock will be required, at Closing, to submit an agreement confirming that all the Exchange Stock received will be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and agreeing not to transfer any of the Exchange Stock for a period of one year from the date of the Closing, except for those transfers falling within the exemption from registration under the Securities Act of 1933 and any applicable state securities laws, which transfers do not constitute a public distribution of securities, and in which the transferees execute an investment letter in form and substance satisfactory to counsel for ARROW CARS INTERNATIONAL INC. The foregoing provision shall not prohibit the registration of those shares at any time following the Closing. The AC Stockholders acquiring Exchange Stock will be required to transfer to ACI INC at the Closing his AC Stock Certificate(s), free and clear of all liens, mortgages, pledges, encumbrances or changes, whether disclosed or undisclosed.

     (b) All schedules, prepared by AC shall be current or updated as necessary as of the Closing Date.

     (c) Each party shall have satisfied itself that since the date of this Agreement the business of the other party has been conducted in the ordinary course. In addition, each party shall have satisfied itself that no withdrawals of cash or other assets have been made and no indebtedness has been incurred since the date of this Agreement, except in the ordinary course of business or with respect to services rendered or expenses incurred in connection with the Closing of this Agreement, unless said withdrawals or indebtedness were either authorized by the terms of this Agreement or subsequently consented to in writing by the parties.

     (d) Each party covenants that, to the best of its knowledge, it has complied or will comply in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, domestic or foreign, applicable to their assets, to the business conducted by them and to the transactions contemplated by this Agreement.

11.3 Conditions to Obligation of AC and the AC Stockholders. The obligations of AC and the AC Stockholders to consummate the transactions contemplated herein are subject to satisfaction (or waiver by them) of the following conditions:

     (a) Each party shall have granted to the other party (acting through its management personnel, counsel, accountants or other representatives designated by it) full opportunity to examine its books and records, properties, plants and equipment, proprietary rights and other instruments, rights and papers of all kinds in accordance with Sections 4 and 5 hereof, and each party shall be satisfied to proceed with the transactions contemplated by this Agreement upon completion of such examination and investigation.

     (b) ACI INC and AC shall agree to indemnify each other party against any liability to any broker or finder to which that party may become obligated.

     (c) The Exchange shall be approved by the Board of Directors of BOTH AC and ARROW CARS INTERNATIONAL INC. Furthermore, the Exchange shall be approved by the stockholders of AC and shareholders of ACI INC, if deemed necessary or appropriate by counsel for the same, within thirty
          (30) days following execution of this Agreement. If such a meeting is deemed necessary, the management of AC and ACI INC agree to recommend approval to the Shareholder and to solicit proxies in support of the same.

     (d) ACI INC and AC and their respective legal counsel shall have received copies of all such certificates, opinions and other documents and instruments as each party or its legal counsel may reasonably request pursuant to this Agreement or otherwise in connection with the consummation of the transactions contemplated hereby, and all such certificates, opinions and other documents and instruments received by each party shall be reasonably satisfactory, in form and substance, to each party and its legal counsel.

     (e) BOTH AC and ACI INC shall have the right to waive any or all of the conditions precedent to its obligations hereunder not otherwise legally required; provided, however, that no waiver by a party of any condition precedent to its obligations hereunder shall constitute a waiver by such party of any other condition.

                                   SECTION 12

                         TERMINATION, AMENDMENT, WAIVER

12.1 This Agreement may be terminated at any time prior to the Closing, and the contemplated transactions abandoned, without liability to either party, except with respect to the obligations of ARROW CARS INTERNATIONAL INC, AC and the AC STOCKHOLDERS under Section 9.4 hereof:

     (a)  By mutual agreement of ACI INC and AC;

     (b) If the Closing (as defined in Section 3) has not have taken place on or prior to APRIL 4, 2012, this Agreement can be terminated upon written notice given by ACI INC or AC which is not in material default;

     (c) By ACI INC, if in its reasonable believe there has been a material misrepresentation or breach of warranty on the part of the Stockholder in the representations and warranties set forth in the Agreement.

     (d) By AC or the Stockholders if, in the reasonable belief of AC or any the Stockholders, there has been a material misrepresentation or breach of warranty on the part of ACI INC in the representations and warranties set forth in the Agreement;

     (e) By ACI INC if, in its opinion or that of its counsel, the Exchange does not qualify for exemption from registration under applicable federal and state securities laws, or qualification, if obtainable, cannot be accomplished in ACI INC's opinion or that of its counsel, without unreasonable expense or effort;

     (f) By ACI INC or by the Stockholders, if either party shall determine in its sole discretion that the Exchange has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against any party [it being understood and agreed that a written request by a governmental authority for information with respect to the Exchange, which information could be used in connection with such litigation or proceedings, may be deemed to be a threat of material litigation or proceedings regardless of whether such request is received before or after the signing of this Agreement];

     (g) By ACI INC if the business or assets or financial condition of AC, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise; or, by the Stockholders if the business or assets or financial condition of ACI INC, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise;

     (h)  By  NEWCO  or  AC  if,  in  the  opinion  of  ACI  INC's   independent
          accountants, it should appear that the combined entity will not be auditable to SEC accounting standards;

     (i) By AC if ACI INC fails to perform material conditions set forth in Sub-Section 11.1 and 11.3 herein;

     (j)  By AC if  examination  of ACI INC's  books  and  records  pursuant  to
          Section 5 herein uncovers a material deficiency;

     (k) By ACI INC if AC fails to perform material conditions set forth in Sub-Section 11.1 and 11.2 herein; and

     (l)  By ACI INC if  examination  of AC's  books  and  records  pursuant  to
          Section 4 herein uncovers a material deficiency.

12.2 No modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound.

12.3 In the event of termination of this Agreement by either ACI INC or AC as provided in Section 12.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the parties or their respective officers or directors except with respect to Section 9, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither ACI INC nor AC shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

                                   SECTION 13

                                  MISCELLANEOUS

13.1 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

13.2 Binding Agreement.

     (a) This Agreement shall become binding upon the parties when, but only when, it shall have been signed on behalf of all parties.

     (b) Subject to the condition stated in subsection (a), above, this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their legal representatives, successors and assigns. This Agreement, in all of its particulars, shall be enforceable by the means set forth in subsection 13.9 for the recovery of damages or by way of specific performance and the terms and conditions of this Agreement shall remain in full force and effect subsequent to Closing and shall not be deemed to be merged into any documents conveyed and delivered at the time of Closing. In the event that subsection 13.9 is found to be unenforceable as to any party for any reason or is not invoked by any party, and any person is required to initiate any action at law or in equity for the enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover from the party determined to be in default, all of its reasonable costs incurred in said litigation, including attorneys' fees.

13.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together, shall constitute one and the same instrument.

13.4 Severability. If any provisions hereof are to be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect or any other provision hereof.

13.5 Assignability. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided that neither this Agreement nor any right hereunder shall be assignable by AC or ACI INC without prior written consent of the other party.

13.6 Captions. The captions of the various Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

13.7 Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the STATE OF FLORIDA.

13.8 Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in FLORIDA, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement. The prevailing party may recover costs and reasonable attorney's fees.

13.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid and properly addressed as follows:

TO AC AND AC STOCKHOLDERS:

Arrow Cars SL,
Carretera Coin, 39,
29140 Malaga,
Spain.

TO ARROW CARS INTERNATIONAL INC:

Carretera Coin, 42,
29140 Malaga,
Spain.

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the respective party hereto.

All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 13.9 if delivered personally, shall be effective upon delivery; and, if delivered by mail, shall be effective three days following deposit in the United States mail, postage prepaid.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        ARROW CARS INTERNATIONAL, INC.


                                        By: /s/ Mr. Sergio Perez Conejo
                                            ------------------------------------
                                            Mr. Sergio Perez Conejo

                                        ARROW CARS SL


                                        By: /s/ Mr. Jeremy Dean Harris
                                            ------------------------------------
                                            Mr. Jeremy Dean Harris

                                  EXHIBIT LIST

Exhibit "A": Consent of Board of Directors of AC

Exhibit "B": Consent of Board of Directors of ACI Inc.

                                   EXHIBIT "A"

                              CONSENT OF DIRECTORS

                                       OF

                                  ARROW CARS SL

     A special meeting of the Directors of ARROW CARS SL (the "Company"), a Spanish Limited Company, was held by consent and without an actual meeting. The undersigned, being all of the Directors, do hereby waive notice of the time, place and purpose of this meeting of the Directors of the Company and, in lieu thereof, hereby agree and consent to the adoption of the following corporate actions.

     WHEREAS,  the Company intends to EXCHANGE all of the issued and outstanding
registered   shares  of  the  Company  for  27,000,000   SHARES  of  Arrow  Cars
International Inc. ("ACI") common stock;

     WHEREAS, it is in the Company's best interests to approve the terms and execution of the Plan and Agreement of Reorganization on behalf of the Company;

     NOW, THEREFORE, BE IT RESOLVED, that the terms and conditions of the exchange as set forth in the Plan and Agreement of Reorganization be ratified and confirmed, and the President and Secretary of the Company are authorized to execute the same on behalf of the Company.

                              GENERAL AUTHORIZATION

     BE IT RESOLVED that the President and Secretary of the Company be, and they hereby are, authorized, directed and empowered to prepare or cause to be prepared, execute and deliver all such documents and instruments and to undertake all such actions as they deem necessary or advisable in order to carry out and perform any or all of the matters related to the sale of 100% of the share capital of Arrow Cars SL to ACI Inc and as authorized in the foregoing resolution.

     IN WITNESS WHEREOF, the undersigned has executed this written consent, which shall be effective as of April 4, 2012.


/s/ Mr. Jeremy Dean Harris, Director
------------------------------------------
Mr. Jeremy Dean Harris, Director

                                    EXHIBIT B

                              CONSENT OF DIRECTORS

                                       OF

                         ARROW CARS INTERNATIONAL, INC.

     A special meeting of the Directors of ARROW CARS INTERNATIONAL INC., (the "Corporation"), a Florida corporation, was held by consent and without an actual meeting. The undersigned, being all of the Directors, do hereby waive notice of the time, place and purpose of this meeting of the Directors of the Corporation and, in lieu thereof, hereby agree and consent to the adoption of the following corporate actions.

     WHEREAS, the Corporation intends to purchase all the issued and outstanding registered shares of ARROW CARS SL ("AC") in exchange for 27,000,000 shares of the Corporation's common stock;

     WHEREAS, it is in the Corporation's best interests to approve the terms and execution of the Plan and Agreement of Reorganization on behalf of the Corporation;

     NOW, THEREFORE, BE IT RESOLVED that the terms and conditions of the exchange as set forth in the Plan and Agreement of Reorganization will be ratified and confirmed, and the President of the Corporation is authorized to execute the same on behalf of the Corporation.

                              GENERAL AUTHORIZATION

     BE IT RESOLVED that the President and Secretary of the Corporation be, and they hereby are, authorized, directed and empowered to prepare or cause to be prepared, execute and deliver all such documents and instruments and to undertake all such actions as they deem necessary or advisable in order to carry out and perform any or all of the matters related to the acquisition of Arrow Cars SL and is authorized in the foregoing resolution.

     IN WITNESS WHEREOF, the undersigned has executed this written consent, which shall be effective as of April 4, 2012.


/s/ Mr. Sergio Perez Conejo, Director
-------------------------------------
Mr. Sergio Perez Conejo, Director